As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-194493

Registration No. 333-231256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-194493

Form S-8 Registration Statement No. 333-231256

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National General Holdings Corp.

(Exact name of the Registrant as specified in its charter)

Delaware	27-1046208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

59 Maiden Lane, 38th Floor

New York, New York 10038

(Address of principal executive offices, including zip code)

American Capital Acquisition Corporation 2010 Equity Incentive Plan

National General Holdings Corp. 2013 Equity Incentive Plan

National General Holdings Corp. 2019 Omnibus Incentive Plan

(Full title of the plans)

Jeffrey Weissmann

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

With a copy to:

Daniel G. Gordon

Vice President, Assistant General Counsel, and Assistant Secretary

The Allstate Corporation

2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127

(847) 402-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by National General Holdings Corp., a Delaware corporation (the “Company”) with the Securities and Exchange Commission :

•

Registration No. 333-194493, filed on March 12, 2014 registering (i) 2,250,223 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), in connection with the American Capital Acquisition Corporation 2010 Equity Incentive Plan, and (ii) 5,152,977 shares of Common Stock in connection with the National General Holdings Corp. 2013 Equity Incentive Plan.

•	Registration No. 333-231256, filed on May 7, 2019, registering 2,500,000 shares of Common Stock in connection with the National General Holdings Corp. 2019 Omnibus Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of July 7, 2020 (the “Merger Agreement”), among The Allstate Corporation, a Delaware corporation (“Parent”), Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, on January 4, 2021, Merger Sub was merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 4th day of January, 2021.

National General Holdings Corp.

By:	/s/ Jeffrey Weissman
Name: Jeffrey Weissmann
Title: General Counsel and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.